Exhibit 99.1
Gladstone Commercial Corporation Announces
Completion of Offering of 7.50% Series B Cumulative Redeemable Preferred Stock

MCLEAN, VA — October 25, 2006 — Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) today announced that it has completed the offering of 1,150,000 shares of its 7.50% Series B Cumulative Redeemable Preferred Stock at $25 per share, which includes the full exercise of a 150,000 share over-allotment option by the underwriters. The Company received approximately $27,380,000 in net proceeds, after expenses borne by the Company, from the sale of the Series B Preferred Stock.
The net proceeds of the offering will be used to repay outstanding indebtedness on the Company’s line of credit.
Ferris, Baker Watts, Incorporated acted as sole book-running and co-lead manager with Robert W. Baird & Co. and J.J.B. Hilliard, W.L. Lyons, Inc. acted as co-manager in the offering. A copy of the final prospectus and prospectus supplement related to the public offering of the Series B Preferred Stock may be obtained from the Company’s website at www.GladstoneCommercial.com.
The Series B Preferred Stock began trading today on the Nasdaq Global Market under the symbol “GOODO.”
In connection with the above-referenced Series B Preferred Stock offering, on October 19, 2006 the Company issued a press release containing the following statement: “The preferred stock may be redeemed at liquidation preference at the election of the Company on or after November 30, 2011.” This statement contained a clerical error and should have read: “The preferred stock may be redeemed at liquidation preference at the election of the Company on or after October 31, 2011.”
Gladstone Commercial Corporation is a publicly traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate properties and selectively making long-term mortgage loans. Additional information can be found at www.GladstoneCommercial.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
For further information contact Investor Relations at 703-287-5835.
This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “estimates,” “estimated,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk factors” of the Company’s Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2006, and in the Company’s Form 10-Q for the quarter ended June 30, 2006, as filed with the SEC on August 8, 2006. The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.